EXHIBIT 10.2

EXECUTION COPY
STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made as of September 2, 2011, by and among Rock Castle Holdings, LLC, an Ohio limited liability company (the “Seller”) and Healthwarehouse.com, Inc., a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, the Seller is the record and beneficial owner of shares of common stock, $0.001 par value per share (the “Common Stock”), of the Purchaser; and

WHEREAS, the Seller desires to sell that number of shares of Common Stock of the Purchaser set forth next to its name on Schedule 1 hereto (collectively, the “Shares”), and the Purchaser desires to purchase such number of Shares set forth next to its name on Schedule 2 hereto, for the consideration set forth below and subject to all of the terms, conditions, promises, representations and warranties set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.              Sale and the Shares.  Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), the Seller hereby agrees that it shall sell, assign, transfer, convey and deliver the Shares to the Purchaser.

2.              Payment by the Purchasers.  Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser hereby agrees to purchase the Shares from the Seller for the Purchase Price. At the Closing, the Purchaser shall pay to the Seller cash in the total amount of the Purchase Price by wire transfer in immediately available funds to such account as the Seller shall designate in writing. The term “Purchase Price” shall mean an amount equal to $2.90 per Share multiplied by the number of Shares being sold by the Seller and the aggregate Purchase Price to be paid by the Purchaser to the Seller for the Shares shall be $3,419,714.80.

3.              Closing.   The Closing of the sale to, and purchase by, the Purchaser of the Shares (the “Closing”) shall occur at the offices of Kohnen & Patton LLP, 201 East Fifth St., Suite 800, Cincinnati, OH 45202 on the date hereof, or such later date as the Seller and the Purchaser may agree (the “Closing Date”).

4.              Representations & Warranties of Seller.  The Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, that

(a)         The Seller has all necessary power and authority under all applicable provisions of applicable law to execute and deliver this Agreement and to carry out the provisions hereof. All action on the Seller’s part required for the lawful execution and delivery of this Agreement has been taken as of the date hereof.

(b)         This Agreement has been duly and validly executed and delivered by the Seller, and constitutes the valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and/or (ii) as limited by general principles of equity that restrict the availability of equitable remedies.

(c)         The execution, delivery and performance of this Agreement by the Seller will not: (i) contravene any law, rule or regulation of any state or of the United States, or any order, writ, judgment, injunction, decree, determination or award, or cause the suspension or revocation of any authorization, consent, approval or license, presently in effect that affects or binds the Seller; or (ii) conflict with or result in a material breach of or default under any indenture or loan or credit agreement or any other agreement or instrument to which the Seller is a party or by which the Seller or its properties may be affected or bound.

(d)         The number of Shares set forth next to the Seller’s name on Schedule 1 hereto are owned of record and beneficially by the Seller free and clear of any and all restrictions on transfer (other than restrictions on transfer under applicable state and federal laws), taxes, liens, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands; and the Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of its Shares (other than pursuant to this Agreement).

(e)         The Stock Power Separate from Certificate (defined below) and the other instruments executed and delivered by the Seller to the Purchaser pursuant to Section 7.1(d) will be valid and binding obligations of the Seller, enforceable in accordance with their respective terms, and will effectively vest in the Purchaser good, valid and marketable title to the Shares to be transferred by the Seller to the Purchaser pursuant to and contemplated by this Agreement, free and clear of all encumbrances whatsoever, other than those that may be created by the  Purchaser.

(f)         The Seller has not relied upon any representation or other information from the Purchaser (whether oral or written) with respect to the Purchaser other than as set forth in this Agreement.

(g)         The Seller has adequate information concerning the business and financial condition of the Purchaser to make an informed decision regarding the sale of its Shares and has independently and without reliance upon the Purchaser or its agents made its own analysis and decision to sell the Shares.

5.              Representations & Warranties or Purchaser. The Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date, that:

(a)         The Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out the provisions hereof. All action on the Purchaser’s part required for the lawful execution and delivery of this Agreement has been taken as of the date hereof.

(b)         This Agreement has been duly and validly executed and delivered by the Purchaser, and constitutes the valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and/or (ii) as limited by general principles of equity that restrict the availability of equitable remedies.

(c)         The execution, delivery and performance of this Agreement by the Purchaser will not: (i) contravene any law, rule or regulation of any state or of the United States, or any order, writ, judgment, injunction, decree, determination or award, or cause the suspension or revocation of any authorization, consent, approval or license, presently in effect that affects or binds the Purchaser; or (ii) conflict with or result in a material breach of or default under any indenture or loan or credit agreement or any other agreement or instrument to which the Purchaser is a party or by which the Purchaser or its properties may be affected or bound.

(d)         [RESERVED]

(e)         The Purchaser has adequate information concerning the business and financial condition of the Purchaser to make an informed decision regarding the purchase of Common Stock and independently and without reliance upon the Seller or its agents has made its own analysis and decision to purchase the number of Shares set forth next to its name on Schedule 2 hereto.

(f)         The Purchaser is sophisticated and experienced in evaluating the merits and risks involving an investment in Common Stock. Purchaser has the ability to bear the economic risks of its purchase of Common Stock and has independently and without reliance upon the Seller or its agents made its own analysis and decision to acquire the Shares set forth next to its name on Schedule 2 hereto.

(g)         The Purchaser’s address set forth on the signature page hereto represents the Purchaser’s true and correct state of domicile upon which the Seller may rely for the purpose of complying with any applicable state securities laws.

6.              Additional Acknowledgements & Covenants by the Seller. The Seller further acknowledges and agrees that the Purchaser may now possess nonpublic information concerning the Purchaser not known to the Seller, including, without limitation, information which the Purchaser may have received on a confidential basis or information received from other sources (the “Confidential Information”). Such Confidential Information may include certain forecasts and projections and information relating to the transactions the Purchaser may be conducting. The Confidential Information may or may not be material, may or may not have been publicly disclosed by or on behalf of the Purchaser, and may or may not be available to the Seller from sources other than the Purchaser. The Seller acknowledges that such information may be material to the Seller’s decision to sell the Shares, and that if such information was made known to the Seller, it could cause the Seller to not proceed with, or delay the timing of, the sale of its Shares, or could cause the Seller to change the terms and conditions, including the Purchase Price, of the sale of its Shares. The Seller, on behalf of itself and its directors, officers, trustees, shareholders, employees, beneficiaries, attorneys, agents, representatives, partners, limited partners, investors, affiliates, heirs, successors and assigns, to the maximum extent permitted by applicable law, hereby:

(i)            agrees that neither the Purchaser nor any of its affiliates nor any of Purchaser’s or its affiliates’ respective current or former directors, officers, managers, members, partners (general or limited), employees, beneficiaries, attorneys, agents or representatives (collectively, the “Purchaser Released Parties”) shall have any liability to the Seller or its current or former directors, officers, trustees, employees, beneficiaries, attorneys, agents, representatives, partners, limited partners, investors, heirs, shareholders, with respect to, based upon, arising from, resulting from, or relating to directly or indirectly the existence, substance, possession, disclosure, or nondisclosure of any Confidential Information whatsoever, whether arising directly or indirectly, primarily or secondarily, by contract or operation of law or otherwise, including, without limitation, as a matter of contribution, indemnification, set-off, rescission, or reimbursement;

(ii)            waives, to the maximum extent permitted by law, any right, claim or cause of action at law or in equity with respect to, arising from, based upon, resulting from or relating to directly or indirectly the existence, substance, possession, disclosure or nondisclosure of any Confidential Information, including, without limitation, pursuant to Sections 10(b) and 20A of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), or the rules and regulations promulgated by the Securities and Exchange Commission under the Exchange Act, or of any state statute or regulation, and relinquishes all rights and remedies accorded by applicable law to a purchaser of securities with respect to the Shares to the maximum extent permitted by law, as well as all rights to participate in any claim, action or remedy others may now or hereafter have with respect to the foregoing; and

(iii)            forever releases and discharges the Purchaser Released Parties of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, at law and in equity, whether asserted, unasserted, absolute, contingent, known or unknown, which the Seller or its directors, officers, trustees, shareholders, employees, beneficiaries, attorneys, agents, representatives, partners, members, limited partners, investors, affiliates, heirs, successors and/or assigns may have against the Purchaser Released Parties, or any of them, to the extent arising from, relating to, based upon, resulting from, relating to directly or indirectly, or in connection with the existence, substance, possession, disclosure or nondisclosure of any Confidential Information.

 (iv)            waives any and all protections afforded by any state or federal statute or regulation that would, if enforced, have the effect of limiting the enforceability or effectiveness of the foregoing releases or other foregoing provisions of this Agreement.

 6A           Additional Acknowledgements by the Purchaser.

The Purchaser acknowledges and agrees that (i) the Purchaser granted the Seller a Non-Qualified Stock Option (the “Option”) under the terms of the Purchaser’s 2009 Incentive Compensation on May 20, 2009 to purchase 250,000 shares of Common Stock at a purchase price of $2.00 per share (post-reverse stock split), and (ii) as of the Closing Date, the Option remains in full force and effect.  Nothing in this Agreement shall be deemed to modify or amend the terms of the Option.

7.              Conditions to Purchase and Sale of the Shares.

7.1      Conditions to Obligations of Purchaser. The obligations of the Purchaser to purchase the Shares are subject to the fulfillment or waiver of each of the following conditions on or before the Closing Date:

(a)         Representations and Warranties. The representations and warranties of the Seller contained in Section 4 shall be true and correct in all respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date.
(b)         Performance. The Seller shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Seller on or before the Closing Date.

(c)         Stock Certificates and Transfer Powers. The Seller shall deliver to the Purchasers at the Closing stock certificates representing the Shares along with a duly executed stock power separate from certificate (the “Stock Power Separate from Certificate”) in the form attached hereto as Exhibit A evidencing the transfer of the Shares, dated as of the Closing Date, as shall be effective to vest in the Purchaser good and marketable title to the Shares.  The signature of the Seller on the Stock Power Separate from Certificate must be Medallion Guaranteed.

(d)         [Reserved]

(e)         [Reserved]

(f)         No Suspension of Trading in Common Stock. Trading in the Common Stock shall not have been suspended (or threatened to be suspended) by the Securities and Exchange Commission or the principal market on which the Common Stock is listed or quoted for trading (the “Trading Market”), at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on the Trading Market.

7.2           Conditions to Obligations of Seller. The obligations of the Seller to sell the Shares is subject to the fulfillment or waiver of each of the following conditions on or before the Closing Date:

(a)           Representations and Warranties. The representations and warranties of the Purchaser contained in Section 5 shall be true and correct in all respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date.

(b)           Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Closing Date.

(c)           Payment of the Purchase Price. The Purchaser shall have delivered the consideration specified in Section 2.

(d)           Payment of Accounts Receivable. The Purchaser shall have paid Masters Health Care LLC (“MHC”) the sum of $62,565.96, and Masters Pharmaceutical, Inc. (“MP”) the sum of $404,268.73 (the “Accounts Receivable”) contemporaneously with the Closing. In addition, the Purchaser shall transfer the sum of $77,338.79 (the "Return Escrow") to the trust account of its attorney, Kohnen & Patton, LLP, contemporaneously with the Closing.  The Return Escrow shall be held in trust by Kohnen & Patton, LLP until such time as MHC and MP shall have determined the value of certain products being returned to MHC and MP by the Purchaser.  Once the value of the returned products is determined, Kohnen & Patton, LLP shall disburse the Return Escrow to the parties as directed by MHC and MP.  MHC and MP are affiliates of the Seller and the Accounts Receivable and Return Escrow (once disbursed) represent all net amounts owed by the Purchaser to MHC and MP as of the Closing Date for pharmaceuticals and healthcare supplies, and all net amounts owed by MHC and MP to the Purchaser.  At the closing, the Purchaser shall pay the Accounts Receivable and the Return Escrow in cash by wire transfer of immediately available funds to such accounts as the Seller shall designate in writing.

8.             Miscellaneous.

(a)           Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(b)           Entire Agreement; Enforcement of Rights; Amendment. This Agreement, together with any appendices hereto, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by a party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party. No amendment or waiver of this Agreement will be effective with respect to any party unless made in writing and signed by the parties hereto.

(c)           Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties, and no ambiguity shall be construed in favor of or against any one of the parties.

(d)           Counterparts; Originals. This Agreement may be executed in one or more counterparts and by PDF or facsimile, each of which shall be deemed an original and all of which together shall constitute one instrument.

(e)           Consultation with Advisors. The Seller and the Purchaser acknowledge and agree that they each had a full and complete opportunity to consult legal, tax and business advisors and has in fact consulted such advisors with respect to this Agreement and any matters hereunder to the extent it has deemed appropriate.

(f)           Publicity. Neither the Purchaser nor the Seller shall issue or cause the publication of any press release or other public announcement with respect to this Agreement and the transactions contemplated hereby without the express prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the parties acknowledge that the other parties may make any press release or similar announcement reasonably required so as to allow such party or any of its affiliates to comply with the disclosure requirements of any applicable securities laws.

(g)           Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(h)           Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, nor an acquiescence therein, nor a waiver of or acquiescence in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permission, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(i)           Notices.          Unless otherwise provided, any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and received: (i) on the date of personal service thereof; (ii) on the third business day after mailing, if the notice is mailed by registered or certified mail; (iii) one business day after being sent by professional or overnight courier or messenger service guaranteeing overnight delivery, with receipt confirmed by the courier; or (iv) on the date of transmission if sent by facsimile or by such other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth on the signature pages hereto or at the most recent address specified by the addressee through written notice under this Section 8(i). Failure to conform to the requirements that mailings be done by one of the above-specified methods shall not defeat the effectiveness of notice actually received by the addressee.

(j)           Severability.          If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(k)           Specific Performance.          The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

(l)           Successors and Assigns.          The terms of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, this Agreement will be assignable by Purchaser only with the prior written consent of Seller.

(m)           Survival.          Each of the representations and warranties, covenants and agreements, set forth in this Agreement shall survive the Closing under this Agreement.

(n)           Dispute Resolution.          Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be resolved exclusively through binding arbitration by a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures in effect at the time the demand for arbitration is made. The arbitration called for herein shall be held at the Washington D.C. office of JAMS or, if such proceeding cannot be lawfully held in such location, as near thereto as applicable law permits. Notwithstanding the foregoing, nothing herein shall prevent a party from seeking a preliminary injunction or other form of provisional relief with respect to any dispute, controversy or claim arising out of or relating to the Agreement or the breach, termination, enforcement, interpretation or validity thereof.

(o)           Word Usage.          Unless the context of this Agreement clearly requires otherwise, (a) the masculine, feminine, and neuter genders shall each be deemed to include the others; (b) “shall,” “will,” “must,” or “agrees” are mandatory, and “may” is permissive; (c) “or” is not exclusive; and (d) “includes” and “including” are not limiting.

(p)           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, including, with respect to Seller, execution, acknowledgement and delivery of all further assignments, transfers and any other such instruments of conveyance, upon the reasonable request of the Purchaser, to confirm the sale of the Shares hereunder.

(q)           Transaction Expenses.  The parties shall be responsible for their own fees and expenses related to the transactions contemplated by this Agreement.

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EXHIBIT 10.2

            IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first set forth above.

“PURCHASER”:

HEALTHWAREHOUSE.COM, INC.

/s/ Lalit Dhadphale
By: Lalit Dhadphale President & CEO

Purchaser Address for Notices:	7107 Industrial Road Florence, KY 42042 Tel: 1-866-885-0508 Fax: 1-866-821-3784

Purchaser Signature Page to SPA

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

“SELLER”:

ROCK CASTLE HOLDINGS LLC

By:	/s/ Dennis Smith
Name:	Dennis Smith
Title:	Sole Member

Seller Address for Notices:

Purchaser Signature Page to SPA

SCHEDULE 1

SELLER AND SHARES TO BE SOLD

Name of Seller	Share Certificate Number/s	Number of Shares to be Sold	Purchase Price
Rock Castle Holdings LLC		1,179,212	$3,419,714.80

Total:		1,179,212	$3,419,714.80

SCHEDULE 2

PURCHASERS AND SHARES TO BE PURCHASED

Name of Purchaser	Number of Shares to be Purchased	Purchase Price
HealthWarehouse.com, Inc.	1,179,212	$3,419,714.80

Total:	1,179,212	$3,419,714.80